Exhibit 10.7
Form of Director Restricted Stock Unit Agreement
2026 Award
PEABODY ENERGY CORPORATION 2026 INCENTIVE PLAN RESTRICTED STOCK
UNIT AGREEMENT
THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”), effective as of May 8, 2026, is made by and between PEABODY ENERGY CORPORATION, a Delaware corporation (the “Company”), and the undersigned non-employee director of the Company (the “Grantee”). The Grant Date for the Restricted Stock Units evidenced by this Agreement is May 8, 2026 (the “Grant Date”).
WHEREAS, the Company wishes to afford the Grantee the opportunity to own Shares;
WHEREAS, the Company wishes to carry out the Plan, the terms of which are hereby incorporated by reference and made a part of this Agreement; and
WHEREAS, the Board of Directors of the Company, which has determined to administer the Plan with respect to the awards, has determined that, subject to the provisions of this Agreement and the Plan, it would be to the advantage and best interest of the Company and its shareholders to grant the Restricted Stock Units evidenced hereby to the Grantee as an incentive for his or her efforts during his or her term with the Company, and has advised the Company thereof and instructed the undersigned officer to enter into this Agreement to evidence such Restricted Stock Units.
NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:
ARTICLE 1DEFINITIONS
Whenever the following terms are used in this Agreement, they shall have the meanings specified below. Capitalized terms not otherwise defined in this Agreement shall have the meanings specified in the Plan.
Section 1.1 -“Deferral Election Form” shall mean that certain “Non-Employee Director Restricted Stock Unit Deferral Election Form” of the Company, which, if executed by the Grantee and returned to the Company no later than December 15, 2025 (or by the 30th day following the Grant Date, in the event the Grantee is newly elected to the Board in 2026 and is participating in the Plan for the first time), constitutes the Grantee’s irrevocable election to have any vested Restricted Stock Units awarded to the Grantee in 2026 distributed to the Grantee upon the Grantee’s Separation from Service.
Section 1.2 -“Payment Date” shall mean, as used with respect to a Restricted Stock Unit: (i) if the Grantee has not executed and returned a Deferral Election Form to the Company by December 15, 2025 (or the 30th day following the Grant Date, if applicable), the earlier to occur of (a) the first anniversary of the Grant Date and (b) the Grantee’s Separation from Service, or (ii) if the Grantee has executed and returned a Deferral Election Form to the Company by December 15, 2025 (or the 30th day following the Grant Date, if applicable), the date of the Grantee’s Separation from Service.
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Section 1.3 -“Plan” shall mean the Peabody Energy Corporation 2026 Incentive Plan, as amended or amended and restated from time to time.
Section 1.4 -“Section 409A” shall mean Section 409A of the Code and the applicable regulations or other guidance issued thereunder.
Section 1.5 -“Separation from Service” shall mean a termination of the Grantee’s service with the Company or its subsidiary or affiliate (regardless of the reason therefor) that constitutes a “separation from service” as defined in Section 409A or applicable regulations or other guidance in effect thereunder.
ARTICLE 2GRANT OF RESTRICTED STOCK UNITS
Section 2.1 -Grant of Restricted Stock Units. Pursuant to Section 9 of the Plan, for good and valuable consideration, the Company has granted to the Grantee an Award consisting of the number of Restricted Stock units as set forth on the signature page hereof (each, a “Restricted Stock Unit”) with the Payment Date as set forth in Section 1.2 above upon the terms and subject to the conditions set forth in this Agreement. Each Restricted Stock Unit granted hereunder is the equivalent of a hypothetical Share with a value on any given date equal to the Fair Market Value of a Share on such date. Each Restricted Stock Unit granted hereunder represents an unfunded and unsecured promise of the Company to issue or deliver, in accordance with Article 4 below, a Share for each vested Restricted Stock Unit.
Section 2.2 -No Obligation of Service. Nothing in this Agreement or in the Plan shall confer upon the Grantee any right to continue in the service of the Company or interfere with or restrict in any way the rights of the Company, which rights are hereby expressly reserved, to terminate the service of the Grantee at any time for any reason whatsoever.
Section 2.3 -Adjustments in Restricted Stock Units. In the event of the occurrence of one of the corporate transactions or other events listed in Section 4.2 or 13.2 of the Plan, the Compensation Committee of the Board (the “Committee”) shall make such substitution or adjustment as provided in Sections 4.2 or 13.2 of the Plan or otherwise in the terms of the Restricted Stock Units in order to equitably reflect such corporate transaction or other event. Any such adjustment made by the Committee shall be final and binding upon the Grantee, the Company and all other interested persons.
Section 2.4 -Change in Control. In order to maintain the Grantee’s rights with respect to the grant of Restricted Stock Units evidenced hereby, upon the occurrence of a Change in Control, the Committee may take such actions with respect to the Restricted Stock Units or make such modifications to the Restricted Stock Units as are permitted by the Plan.
ARTICLE 3VESTING AND FORFEITURE OF RESTRICTED STOCK UNITS
Section 3.1 -Restricted Stock Unit Vesting. Subject to Sections 3.2 and 3.3, the Restricted Stock Units evidenced by this Agreement shall become nonforfeitable and payable to the Grantee pursuant to Article 4 on the one-year anniversary of the Grant Date, to the extent that the Grantee remains in the service of the Company during the entire period commencing on the Grant Date and ending on the first anniversary of the Grant Date.
Section 3.2 -Effect of Separation from Service. Notwithstanding the foregoing and subject to Section 3.3, a number of Restricted Stock Units shall vest upon the Grantee’s Separation from Service that is equal to the number of Restricted Stock Units subject to this Agreement multiplied by a fraction, the numerator of which is the number of full months

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between the Grant Date and the date of the Separation from Service and the denominator of which is 12, and the unvested Restricted Stock Units shall be immediately and automatically forfeited upon the Grantee’s Separation from Service.
Section 3.3 -Acceleration Events.
(a)Notwithstanding the provisions of Section 3.1 or Section 3.2, the Restricted Stock Units shall become fully vested upon the earlier to occur of: (i) the Grantee’s Separation from Service due to death or Disability; and (ii) the Grantee’s Separation from Service due to the Grantee reaching the end of his or her elected term and either (A) being ineligible to run for an additional term on the Board as a result of reaching age 75 or (B) having completed at least three (3) years of continuous service as a director.
(b)Notwithstanding the provisions of Section 3.1, Section 3.2 or Section 3.3(a), in the event of a Change in Control that occurs prior to the Grantee’s Separation from Service, and prior to the end of the 12-month period beginning on the Grant Date, the Restricted Stock Units shall become vested and payable in accordance with Section 3.4 below.
Section 3.4 -Change in Control Acceleration.
(a)In accordance with Section 3.3(b) above, if at any time prior to the Grantee’s Separation from Service, and prior to the end of the 12-month period beginning on the Grant Date, a Change in Control occurs, then any portion of the Restricted Stock Units not already vested or forfeited will become fully vested and payable to the Grantee in accordance with Article 4 below, except to the extent that a Replacement Award is provided to the Grantee in accordance with Section 3.4(b) to continue, replace or assume such portion of the Restricted Stock Units (the “Replaced Award”).
(b)For purposes of this Section 3.4, a “Replacement Award” means an award (i) of the same type (e.g., time-based stock units) as the Replaced Award, (ii) that has a value at least equal to the value of the Replaced Award, (iii) that relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control, (iv) if the Grantee holding the Replaced Award is subject to U.S. federal income tax under the Code, the tax consequences of which to such Grantee under the Code are not less favorable to such Grantee than the tax consequences of the Replaced Award, and (v) the other terms and conditions of which are not less favorable to the Grantee holding the Replaced Award than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or be exempt from Section 409A. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the two preceding sentences are satisfied. The determination of whether the conditions of this Section 3.4(b) are satisfied will be made by the Board, as constituted immediately before the Change in Control, in its sole discretion.
(c)If, after receiving a Replacement Award, the Grantee experiences a Separation from Service with the Company or its subsidiary or affiliate (or any of their successors) without cause (as determined by the Board) during the remaining vesting period for the Replacement Award, the Replacement Award shall become nonforfeitable

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and payable with respect to the time-based stock units covered by such Replacement Award in accordance with Article 4 below.
ARTICLE 4SETTLEMENT OF RESTRICTED STOCK UNITS; OTHER PROVISIONS
Section 4.1 -Settlement of Vested Restricted Stock Units. Subject to the terms of this Agreement and the Plan, the Company shall issue or deliver to the Grantee (or, in the event of the Grantee’s death, to his or her beneficiary or estate) a number of Shares equal to the number of nonforfeitable Restricted Stock Units evidenced by this Agreement. Subject to Section 4.3, such Shares shall be issued or delivered to the Grantee on the Payment Date.
Section 4.2 -Specified Employee. If the Payment Date is triggered by a Separation from Service other than due to death and at the time of such Separation from Service the Grantee is a “specified employee” (as such term is defined in Section 409A and using the identification methodology selected by the Company from time to time), the Company shall issue to the Grantee a number of Shares equal to the number of vested Restricted Stock Units evidenced hereby on the first day of the seventh month after the Payment Date (or upon death, if earlier) to the extent necessary to avoid tax penalties under Section 409A.
Section 4.3 -Conditions to Issuance or Delivery of Stock Certificates. The Shares deliverable hereunder may be either previously authorized but unissued Shares or issued Shares that have been reacquired by the Company. If the Committee reasonably anticipates, in accordance with Treasury Regulation Section 1.409A-2(b)(7)(ii), that issuing Common Stock on the Payment Date will violate federal securities laws or other applicable laws, the Company may delay issuing such Common Stock, provided that the Company issues such Common Stock on the earliest date on which the Committee reasonably anticipates that such issuance will not violate federal securities laws or other applicable laws.
Section 4.4 -Rights as a Shareholder; Dividend Equivalents. The Grantee shall not be, nor have any of the rights or privileges of, a shareholder of the Company in respect of any Shares underlying Restricted Stock Units evidenced by this Agreement unless and until certificates representing such Shares shall have been issued by the Company to the Grantee or such ownership has otherwise been indicated and documented by the Company. From and after the Grant Date and until the earlier of (a) the time when the Restricted Stock Units become nonforfeitable and are paid in accordance with this Article 4 or (b) the time when the Grantee’s right to receive payment for the Restricted Stock Units is forfeited in accordance with the provisions of this Agreement, on the date that the Company pays a cash dividend (if any) to holders of Shares generally, the Grantee shall be credited with a number of additional Restricted Stock Units (which need not be a whole number) equal to the quotient of (x) the product of (i) the dividend declared per Share multiplied by (ii) the number of Restricted Stock Units evidenced by this Agreement (including any Restricted Stock Units representing previously-credited Dividend Equivalents), divided by (y) the Fair Market Value of a Share on the date such dividend is paid to shareholders; provided that no such Dividend Equivalents shall be credited unless the record date for the cash dividend is on or after the Grant Date. Any amounts credited pursuant to the immediately preceding sentence shall be subject to the same applicable terms and conditions (including vesting, payment and forfeitability) as apply to the Restricted Stock Units based on which the Dividend Equivalents were credited, and such additional Restricted Stock Units (rounded to the nearest whole Restricted Stock Unit) shall be paid in Shares at the same time as the Restricted Stock Units to which they relate are paid.
ARTICLE 5MISCELLANEOUS

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Section 5.1 -Tax Consequences. Unless otherwise specifically provided in another agreement between the Company and the Grantee, the Company shall not be liable or responsible for any tax of the Grantee relating to the Restricted Stock Units, and the Grantee agrees to be responsible for any and all such taxes with respect to the Restricted Stock Units.
Section 5.2 -Administration. The Committee has the power to interpret the terms of the Restricted Stock Units, the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Grantee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Restricted Stock Units. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event that any fractional Restricted Stock Unit is produced under the terms of the Plan or this Agreement, immediately prior to the payment thereof, such fractional Restricted Stock Unit shall be rounded to the nearest whole Restricted Stock Unit; as a result, there will be no fractional Restricted Stock Units to settle under this Agreement.
Section 5.3 -Restricted Stock Units Not Transferable. Neither the Restricted Stock Units nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Grantee or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition is voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 5.3 shall not prevent transfers by will or by the applicable laws of descent and distribution.
Section 5.4 -Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to the Grantee shall be addressed to him or her at the address set forth in the records of the Company. By a notice given pursuant to this Section 5.4, either party may hereafter designate a different address for notices to be given to him, her or it. Any notice which is required to be given to the Grantee shall, if the Grantee is then deceased, be given to the Grantee’s personal representative if such representative has previously informed the Company of his, her or its status and address by written notice under this Section 5.4. Any notice shall be deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service. Notwithstanding the foregoing, any notice required or permitted hereunder from the Company to the Grantee may be made by electronic means, including by electronic mail to the Company maintained electronic mailbox of the Grantee, and the Grantee hereby consents to receive such notice by electronic delivery. To the extent permitted in an electronically delivered notice described in the previous sentence, the Grantee shall be permitted to respond to such notice or communication by way of a responsive electronic communication, including by electronic mail.
Section 5.5 -Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
Section 5.6 -Pronouns. The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

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Section 5.7 -Applicability of Plan. The Restricted Stock Units and the Shares issued to the Grantee hereunder, if any, shall be subject to all of the terms and provisions of the Plan, to the extent applicable to the Restricted Stock Units and such Shares. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control.
Section 5.8 -Amendment.
(a)Except as permitted by the Plan, this Agreement may be amended only by a writing executed by the parties hereto that specifically states that it is amending this Agreement.
(b)If either party to this Agreement reasonably determines that any amount payable pursuant to this Agreement would result in adverse tax consequences under Section 409A, then such party shall deliver written notice of such determination to the other party, and the parties hereby agree to work in good faith to amend this Agreement so it complies with the requirements of Section 409A and preserves as nearly as possible the original intent and economic effect of the affected provisions.
(c)To the extent applicable, this Agreement is intended to comply with Section 409A so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to Grantee, and this Agreement shall be construed, interpreted and administered in a manner that is consistent with this intent and the requirements for avoiding additional taxes or penalties under Section 409A. Notwithstanding the foregoing, in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of Section 409A.
(d)Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to a Grantee or for the Grantee’s benefit under this Agreement and grants evidenced hereby may not be reduced by, or offset against, any amount owing by the Grantee to the Company or any of its Subsidiaries.
(e)Notwithstanding any provision of this Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to this Agreement and the terms of the Restricted Stock Units as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold the Grantee harmless from any or all of such taxes or penalties
Section 5.9 -Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.
Section 5.10 -Dispute Resolution. Any dispute or controversy arising under or in connection with this Agreement shall be resolved by arbitration in St. Louis, Missouri. Arbitrators shall be selected, and arbitration shall be conducted, in accordance with the rules of the American Arbitration Association. The Company shall pay or reimburse any legal fees in connection with such arbitration in the event that the Grantee prevails on a material element of his or her claim or defense. Payments or reimbursements of legal fees made under this Section 5.9 that are provided during one calendar year shall not affect the amount of such payments or reimbursements provided during a subsequent calendar year, payments or reimbursements under

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this Section 5.9 may not be exchanged or substituted for another form of compensation to the Grantee, and any such reimbursement or payment will be paid within 60 days after the Grantee prevails, but in no event later than the last day of the Grantee’s taxable year following the taxable year in which he incurred the expense giving rise to such reimbursement or payment. This Section 5.9 shall remain in effect throughout the period in which Grantee provide services to the Company and for a period of five years following the Grantee’s Separation from Service.
Section 5.11 -Governing Law. The laws of the State of Delaware shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.
Section 5.12 -Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signatures to this Agreement transmitted by facsimile, electronic mail, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.
Section 5.13 -Acceptance of the Plan. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts the Restricted Stock Units subject to all the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the vesting or settlement of the Restricted Stock Units and that the Grantee has been advised to consult a tax advisor prior to such vesting or settlement.
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IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto, effective as of May 8, 2026.
PEABODY ENERGY CORPORATION
By: Scott T. Jarboe
Its: Chief Administrative Officer & Corporate Secretary

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